                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            VULCAN MATERIALS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                  March 30, 1998

To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of the Shareholders of Vulcan Materials Company, which will be held in the auditorium of the Protective Life Corporation Building, 2801 Highway 280 South, Birmingham, Alabama, on Friday, May 8, 1998, at 10:00 a.m., Central Daylight Time. The formal Notice of the Annual Meeting, the Proxy Statement and a proxy accompany this letter.

     We hope that you will be present at the meeting. Whether or not you plan to attend, however, please execute and return your proxy so that the Company may be assured of the presence of a quorum at the meeting. A postage-prepaid envelope is enclosed for your convenience in replying. The prompt return of your proxy will be greatly appreciated.

     The Annual Report of your Company for 1997 is enclosed. We trust you will find it interesting and informative.

                                           Sincerely yours,

                                           Donald M. James
                                           Chairman and
                                           Chief Executive Officer

                  NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS
                             TO BE HELD MAY 8, 1998

To the Shareholders of the Company:

     NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of the Shareholders of Vulcan Materials Company (the "Company") will be held in the auditorium of the Protective Life Corporation Building, 2801 Highway 280 South, Birmingham, Alabama, on Friday, May 8, 1998, at 10:00 a.m., Central Daylight Time, for the following purposes:

          1. To elect three (3) directors each to serve for a term of three (3) years until the Annual Meeting of the Shareholders in 2001 and one (1) director to serve a term of two (2) years until the Annual Meeting of the Shareholders in 2000 and until their successors are duly elected and qualified.

          2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for 1998.

          3. To transact such other business as may properly come before the Annual Meeting.

     Holders of record of the Common Stock of the Company at the close of business on March 20, 1998, are entitled to notice of and to vote at the Annual Meeting.

     The Annual Meeting may be adjourned from time to time without notice other than announcement at the meeting, or any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

                                           By Order of the Board of Directors,

                                           William F. Denson, III
                                           Secretary

One Metroplex Drive
Birmingham, Alabama 35209
March 30, 1998

--------------------------------------------------------------------------------
                NOTE -- PLEASE SIGN, DATE AND RETURN YOUR PROXY
                            AS PROMPTLY AS POSSIBLE
                      WHETHER YOU OWN ONE OR MANY SHARES.
--------------------------------------------------------------------------------

                            PROXY STATEMENT FOR THE
                       ANNUAL MEETING OF THE SHAREHOLDERS
                             TO BE HELD MAY 8, 1998

     The accompanying proxy is solicited on behalf of the Board of Directors of Vulcan Materials Company (the "Company") for use at the Annual Meeting of the Shareholders of the Company (the "Annual Meeting") to be held in the auditorium of the Protective Life Corporation Building, 2801 Highway 280 South, Birmingham, Alabama, at 10:00 a.m., Central Daylight Time, on Friday, May 8, 1998, and any adjournments thereof. A shareholder giving a proxy may revoke it at any time before it is voted by sending a letter of revocation to the Secretary of the Company, in care of First Chicago Trust Company of New York, P. O. Box 8060, Edison, New Jersey 08818-9039. A proxy may also be revoked by signing and returning a ballot at the Annual Meeting or by signing a proxy with a more recent date than that of the proxy first given and returning it to the inspectors of election. Attendance at the Annual Meeting by itself will not revoke a proxy. The mailing address of the principal executive office of the Company is P. O. Box 530187, Birmingham, Alabama 35253-0187. The approximate date on which this Proxy Statement and the proxy are to be first mailed to shareholders is March 30, 1998.

                              GENERAL INFORMATION

     On March 20, 1998, the record date for the Annual Meeting, the number of issued and outstanding shares of Common Stock of the Company was 33,546,660. The holders of each outstanding share of Common Stock of the Company on such date are entitled to one vote per share with respect to each matter to be considered at the Annual Meeting. There are no cumulative voting rights.

     A majority of the outstanding shares of Common Stock, represented in person or by proxy, is required to constitute a quorum at the Annual Meeting. Shares of Common Stock of the Company, represented by proxies which have been properly executed and duly returned, will be counted for purposes of determining a quorum and will be voted at the Annual Meeting as specified by the shareholders. Shares of Common Stock represented by a properly executed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum without regard to whether the proxy is marked as casting a vote for or against or abstaining with respect to a particular matter. In addition, shares of Common Stock represented by "broker non-votes" (i.e., shares of Common Stock held in record name by brokers or nominees as to which a proxy is received and (i) no instructions have been received from the beneficial owner or person entitled to vote, (ii) the broker or nominee does not have discretionary voting power and
(iii) the record holder has indicated that it does not have authority to vote such shares on the matter) generally will be treated as present for purposes of determining a quorum, but will have the effect as described below concerning the matters to be voted upon by the shareholders at the Annual Meeting.

     The affirmative vote of a plurality of the votes cast by the holders of outstanding shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting is necessary to elect the nominees for directors named in the Proxy Statement. Under New Jersey law, neither an abstention nor a broker non-vote is considered a vote for the purpose of determining the number of votes cast on a proposal. Accordingly, abstentions and broker non-votes with respect to the election of directors will have no effect upon the election of directors at the Annual Meeting. The affirmative vote of a majority of the votes cast by the holders of outstanding shares of Common Stock of the Company present in person or represented by a proxy at the Annual Meeting is necessary to ratify the appointment of Deloitte & Touche as independent auditors for 1998. Therefore, abstentions and broker non-votes with respect to the ratification of the Company's independent auditors will have the same effect as negative votes.

     Duly executed proxies without voting instructions will be voted in accordance with the recommendations of the Board of Directors. As of the date of this Proxy Statement, the Board of Directors does not know of any business to be presented for consideration or action at the Annual Meeting other than that described in this Proxy Statement.

     The Board of Directors has adopted a policy pursuant to which all proxies, ballots and tabulations relating to shareholder meetings are to be maintained in confidence, except where disclosure may be required by applicable law, where shareholders write comments on their proxy forms, where disclosure is expressly requested by a shareholder, and in limited circumstances as determined by the Board of Directors, such as proxy solicitations not approved and recommended by the Board of Directors. The inspectors of election and the tabulators of all proxies, ballots and voting results that identify shareholders are independent and are not employees of the Company.

     The costs of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to use of the mails, proxies may be solicited by personal interview, telephone or telegraph. The Company has retained Georgeson & Company Inc. for a fee of $6,500 and the reimbursement of out-of-pocket expenses, to assist in the solicitation of proxies from brokerage firms, banks and other institutional holders. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to, and obtaining proxies from, beneficial owners of the Common Stock of the Company.

                            1. ELECTION OF DIRECTORS

     The By-laws of the Company provide that the Board of Directors shall consist of not fewer than nine nor more than 21 directors, the number of directors within such minimum and maximum limits to be determined from time to time by resolution of the Board of Directors. The Board of Directors has fixed the number of directors of the Company at 10.

     The Company's Certificate of Incorporation (Restated 1988) provides that the Board of Directors shall be divided into three classes, each of which serves for three years, with one class being elected each year.

     The Board of Directors has nominated three persons for election as directors to serve three-year terms expiring in 2001 and one person for election as a director to serve a two-year term expiring in 2000. Unless otherwise directed, proxies will be voted in favor of these four nominees. Should any of the nominees be unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. These nominees have consented to serve if elected, and the Board of Directors has no reason to believe that any of the persons nominated will be unable to accept election.

     The following information about the nominees for director and the directors continuing in office is provided below: (1) their ages as of March 31, 1998; (2) the year they first became directors of the Company; (3) their principal occupations since 1993; (4) other directorships, including any directorship of a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, is subject to the reporting requirements of Section 15(d) of said Act or is registered as an investment company under the Investment Company Act of 1940; and (5) memberships on committees of the Board of Directors.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                             TERM EXPIRING IN 2000

                         JOHN K. GREENE
                         Age: 68. Director since 1974.
         PHOTO           Special Principal, William Blair & Company, Chicago,
                         Illinois (an investment banking firm), since 1995;
                         Partner of that company prior thereto.
                         Committee memberships:  Audit Review; Governance and
                         Succession; Finance and Pension Funds.


                             TERMS EXPIRING IN 2001

                         DOUGLAS J. MCGREGOR
                         Age: 57. Director since 1992.
                         Chairman and Chief Executive Officer, M. A. Hanna
                         Company, Cleveland, Ohio (an international specialty
         PHOTO           chemicals company with interests in formulated
                         polymers), since July, 1997; President and Chief
                         Executive Officer from January, 1997 to July, 1997;
                         President and Chief Operating Officer prior thereto.
                         Other directorships:  KeyCorp; M. A. Hanna Company.
                         Committee memberships:  Audit Review; Compensation; Safety,
                         Health and Environmental Affairs.

                         DONALD B. RICE
                         Age: 58. Director since 1986.(*)
                         President and Chief Executive Officer of UroGenesys, Inc., Santa
         PHOTO           Monica, California (a biotechnology company developing
                         therapeutics and diagnostic testing for urogenital cancer), since 1996; President and Chief Operating Officer of
                         Teledyne, Inc., Los Angeles, California (a manufacturer of aviation, electronic, industrial, specialty metal and
                         consumer products), from 1993 to 1996; Secretary of the Air
                         Force, from 1989 to 1993.
                         Other directorships:  Scios, Inc.; UroGenesys, Inc.;
                         Wells Fargo & Company and Wells Fargo Bank N.A.
                         Committee memberships:  Audit Review; Executive;
                         Finance and Pension Funds; Governance and Succession.
                         (*) Dr. Rice was first elected a director in 1986, and
                         served until May, 1989, when he was appointed Secretary
                         of the Air Force. He was reelected a director of the
                         Company by the Board of Directors on February 12, 1993.

                         ORIN R. SMITH
                         Age: 62. Director since 1983.
                         Chairman and Chief Executive Officer of Engelhard
         PHOTO Corporation, Iselin, New Jersey (provider of environmental technologies, performance products, engineered materials and related services), since
                         January, 1995; President and Chief Executive Officer of that company prior thereto.
                         Other directorships: Engelhard Corporation;
                         Ingersoll-Rand Company; Minorco; Perkin-Elmer
                         Corporation; Summit Bancorporation. Committee memberships: Compensation; Ex- ecutive; Governance and Succession; Safety, Health and Environmental Affairs.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE.

                         DIRECTORS CONTINUING IN OFFICE

                             TERMS EXPIRING IN 2000

                         MARION H. ANTONINI
                         Age: 67. Director since 1983. Principal,
                         Kohlberg & Company, Mount Kisco, New York (a private
         PHOTO           merchant banking firm), since January, 1998; Chairman,
                         Chief Executive Officer and President of Welbilt
                         Corporation, Stamford, Connecticut (a manufacturer and
                         distributor of commercial food service equipment and
                         residential furnaces) prior thereto.
                         Other directorships:  Engelhard Corporation;
                         Scientific-Atlanta, Inc.
                         Committee memberships:  Compensation; Executive; Governance and
                         Succession; Finance and Pension Funds.

                         JAMES V. NAPIER
                         Age: 61. Director since 1983.
         PHOTO           Chairman of the Board of Scientific- Atlanta, Inc.,
                         Atlanta, Georgia (a manufacturer and designer of telecommunication systems, satellite-based communications networks, and instrumentation for industrial, telecommunications and government applications).
                         Other directorships:  Engelhard Corporation; HBO & Co.;
                         Intelligent Systems, Inc.; Personnel Group of America,
                         Inc.; Scientific-Atlanta, Inc.; Westinghouse Air Brake
                         Co.
                         Committee memberships:  Audit Review; Compensation;
                         Finance and Pension Funds.


                             TERMS EXPIRING IN 1999

                         LIVIO D. DESIMONE
                         Age: 61. Director since 1987.
         PHOTO           Chairman and Chief Executive Officer of Minnesota
                         Mining & Manufacturing Company, St. Paul, Minnesota (a diversified manufacturer).
                         Other directorships:  Cargill, Incorporated; Dayton
                         Hudson Corporation; General Mills, Inc.; Minnesota
                         Mining & Manufacturing Company.
                         Committee memberships:  Compensation; Executive;
                         Governance and Succession; Safety, Health and
                         Environmental Affairs.

                         DONALD M. JAMES Age: 49.
                         Director since 1996.
                         Chairman and Chief Executive Officer of the Company
         PHOTO since May, 1997; President and Chief Executive Officer from February, 1997 to May, 1997; President and Chief
                         Operating Officer from February, 1996 to February,
                         1997; President of the Company's Southern Division from
                         1994 to 1996; Senior Vice President, South,
                         Construction Materials Group of the Company from 1995 to 1996; Senior Vice President and General Counsel of the Company from December, 1992 through 1993.
                         Other directorships:  Protective Life Corporation.
                         Committee memberships:  Executive.

                         ANN D. MCLAUGHLIN
                         Age: 56. Director since 1990.
                         Chairman, The Aspen Institute, Aspen, Colorado (an
         PHOTO independent, nonprofit organization whose programs are designed to enhance the ability of leaders to understand national and international issues), since
                         1996; Vice Chairman of that organization from 1993 to 1996; President, Federal City Council, Washington, D.C.
                         (a nonpartisan, nonprofit organization which is dedicated to improving the nation's capital), from 1990 until 1995; President and Chief Executive Officer, New
                         American Schools Development Corporation, Arlington,
                         Virginia (a private organization which supports the design and establishment of high- performance learning environments), from 1992 until 1993. Other directorships: AMR Corporation; Donna Karan
                         International, Inc.; Fannie Mae; General Motors
                         Corporation; Harman International Industries, Inc.;
                         Host Marriott Corporation; Kellogg Company; Nordstrom,
                         Inc.; Potomac Electric Power Company; Sedgwick Group plc; Union Camp Corporation.
                         Committee memberships:  Audit Review; Executive;
                         Finance and Pension Funds; Safety, Health and
                         Environmental Affairs.



                         HERBERT A. SKLENAR
                         Age 66. Director since 1973.
                         Chairman Emeritus of the Company since May, 1997;
         PHOTO           Chairman of the Board from February, 1997 to May, 1997;
                         Chairman and Chief Executive Officer from May, 1992 to
                         February, 1997; President and Chief Executive Officer prior thereto.
                         Other directorships:  AmSouth Bancorporation;
                         Protective Life Corporation; Temple-Inland, Inc.
                         Committee memberships:  Finance and Pension Funds;
                         Safety, Health and Environmental Affairs.


                       BOARD OF DIRECTORS AND COMMITTEES

     In 1997, the Board of Directors held seven meetings. The Board of Directors has established six standing committees which have the responsibilities set forth below.

     The Executive Committee has the same powers as the Board of Directors, except as limited by the New Jersey Business Corporation Act. In practice, the powers of the Executive Committee are exercised only for matters that arise between meetings of the Board of Directors. The Executive Committee met once in 1997.

     The Audit Review Committee advises the Board of Directors and the management of the Company from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of the financial management of the Company. The Audit Review Committee also reviews with the firm of independent certified public accountants its audit procedures and other significant aspects of the annual audit made by the firm, and advises the Board of Directors of the adequacy of the audit by the independent certified public accountants. The Audit Review Committee met two times during 1997.

     The Compensation Committee interprets and administers the Company's Management Incentive Plan, the 1991 Long-Range Performance Share Plan and the 1996 Long-Term Incentive Plan. It is comprised of nonemployee directors ineligible to participate in these plans. The Compensation Committee also is responsible for determining and fixing the amount of compensation paid to each officer of the Company, each division president and each Chemicals Group business unit president ("Senior Executives"). In addition, it determines and fixes other benefits to be provided to such Senior Executives and certain other employees of the Company. It also makes recommendations to the Board of Directors concerning changes in the compensation of the directors of the Company. The Compensation Committee met two times during 1997.

     The Governance and Succession Committee: (a) conducts such meetings as are appropriate with other directors, officers, other employees of the Company, or any other persons whom it might select for purposes of discussing with them (i) the tenure and selection of persons for membership on the Board of Directors and
(ii) the tenure and selection of a successor to the chief executive officer, and
(b) makes appropriate recommendations to the Board of Directors with respect thereto. This Committee will consider nominees for director recommended by shareholders for 1999 if such recommendations are made in writing, addressed to the Committee, in care of the Secretary of the Company, at the principal office of the Company, and are received by November 29, 1998. The Governance and Succession Committee met three times during 1997.

     The Safety, Health and Environmental Affairs ("SHE") Committee has the responsibility for reviewing the Company's policies, practices and programs with respect to the management of safety, health and environmental affairs and monitoring the Company's compliance with safety, health and environmental laws and regulations. The SHE Committee met two times during 1997.

     The Finance and Pension Funds Committee has responsibility for overseeing the Company's financial affairs and recommending to the Board of Directors financial policies and actions to accommodate the Company's goals and operating strategies while maintaining a sound financial condition. Its functions include keeping informed about the Company's financial condition, recommending a dividend policy, reviewing and recommending changes in the quarterly dividend payments, and evaluating and making recommendations concerning the appropriate mix of debt and equity, incurrence of long-term debt, and changes in the authorized limit of short-term debt. The Finance and Pension Funds Committee is also responsible for overseeing the funding and management of assets for pension plans sponsored by the Company. To fulfill these functions, it establishes funding policies and methods consistent with pension plan objectives and the Employee Retirement Income Security Act of 1974, selects and removes investment managers, and appoints trustees for the pension plans. The Finance and Pension Funds Committee met two times in 1997.

                           COMPENSATION OF DIRECTORS

     Members of the Board of Directors who are not employees of the Company are paid a retainer of $30,000 per year, plus a fee of $1,500 for each meeting actually attended.

     Each member of a committee who is not an employee of the Company is paid a fee of $1,500 for each committee meeting attended in person or by telephone and for each unanimous consent to action in lieu of meeting executed. In addition, each chairman of a committee who is not an employee of the Company is paid a fee of $5,000 per year for service as chairman of a committee.

     The Company has a Deferred Compensation Plan for Directors Who Are Not Employees of the Company (the "Deferred Compensation Plan") under which payment to nonemployee directors of their compensation as directors may be deferred for certain periods or until they cease to be directors. Currently, five directors are deferring their fees pursuant to the Deferred Compensation Plan. The deferred amounts, at the election of the director, either (i) are credited with interest at prescribed rates or (ii) are converted to the equivalent of that number of shares of the Company's Common Stock (based on the market price at the time of deferral) that could be purchased with the deferred amounts, and are thereafter credited with amounts equal to dividends thereon (also converted to stock equivalents). All payments under the Deferred Compensation Plan are in the form of cash. The Deferred Compensation Plan provides that lump-sum payments of all deferred compensation would be made within 30 days if (i) there is a Change in Control (see the definition of "Change in Control" on page 26) and (ii) at any time after a Change in Control the participating director ceases to be a member of the Board of Directors, the Deferred Compensation Plan is terminated or the Company's capital structure is changed materially. The Deferred Compensation Plan was approved by the shareholders in 1993.

     The Company also has a Deferred Stock Plan for Nonemployee Directors of the Company (the "Deferred Stock Plan"), which was adopted by the Board of Directors and approved by the shareholders of the Company in 1996. The Deferred Stock Plan is designed to provide for the payment of a greater portion of the compensation of nonemployee directors of the Company in the form of equity, thereby more closely aligning the interests of the nonemployee directors with those of the other shareholders of the Company. Under the Deferred Stock Plan, an account is established for each nonemployee director to which deferred stock units are credited. Each deferred stock unit will evidence the right to receive a share of Common Stock of the Company upon the director's termination of service. The Deferred Stock Plan provides that each nonemployee director will receive annual grants of deferred stock units calculated by dividing an amount equal to 40% of the annual retainer payable to nonemployee directors then in effect by the average daily closing price per share of Common Stock of the Company for the 20 trading days prior to the date of grant. On each date on which a regular cash dividend is paid on the Common Stock, the account of each eligible nonemployee director will be credited with additional deferred stock units corresponding to the cash dividend paid on the number of shares of Common Stock evidenced by the deferred stock units credited to the account of each such nonemployee director.

     The entire balance of a nonemployee director's account will be paid to the director, in either a lump sum or installments at the election of such director, in shares of Common Stock of the Company, upon the director's termination of service. The value of the deferred stock units is dependent upon the fair market value of the shares of Common Stock of the Company, and therefore is subject to market fluctuations in the value of the Company's Common Stock until the date of distribution. The total number of shares of Common Stock of the Company reserved for issuance pursuant to the Deferred Stock Plan is 100,000, subject to adjustment in the event of a stock split, reverse stock split, reorganization or recapitalization.

     The Company also has a Restricted Stock Plan for Nonemployee Directors (the "Restricted Stock Plan"), which was approved by the Board of Directors in 1997. The Restricted Stock Plan was implemented to promote a greater identity of interests between the Company's nonemployee directors and its shareholders through increasing ownership of Common Stock by the nonemployee directors and to assist the Company in attracting and retaining qualified individuals to serve as nonemployee directors by affording them an opportunity to share in the future success of the Company. Under the Restricted Stock Plan, 65 restricted shares (the "Restricted Shares") are granted annually to each nonemployee director. The Restricted Shares are held in special restricted accounts by the Company's exchange agent and the nonemployee directors have no right to receive the shares until the restrictions lapse or are waived, at which time the shares are distributed in a lump sum payment. With the exception of the right to receive, sell, assign, pledge or otherwise transfer the Restricted Shares, the nonemployee director is entitled to all rights and benefits of a shareholder with respect to the Restricted Shares, including the right to vote the shares. The restrictions expire when the nonemployee director reaches age 70 (or the then current mandatory retirement age), or the nonemployee director ceases to be a director before reaching age 70 because of death or disability. The Chief Executive Officer of the Company has the power to waive the restrictions in the event the nonemployee director fails to remain a director for any reason other than retirement at the mandatory age, death or disability.

     In accordance with the Restricted Stock Plan, dividends paid on Restricted Shares are credited to an account for each nonemployee director in the form of deferred stock units. The number of deferred stock units is determined by multiplying the per share dividend amount by the number of Restricted Shares granted to the nonemployee director upon which restrictions have not yet lapsed and deferred stock units previously credited to such nonemployee director under the Restricted Stock Plan and dividing the product by the average daily closing price per share of Common Stock for the 20 trading days prior to the dividend payment date. The dividends held as deferred stock units will be paid to the nonemployee director in the form of Common Stock upon the nonemployee director's termination of service, regardless of whether or not the Restricted Shares are ever distributed.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following is information regarding persons known to the Company to have beneficial ownership of more than 5% of the outstanding Common Stock of the Company, which is the only outstanding class of voting securities of the Company.

                                                              AMOUNT AND NATURE OF   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP     CLASS
------------------------------------                          --------------------   ----------
State Farm Mutual Automobile Insurance Company and
  Affiliates................................................    3,677,400 shares(1)     10.9%
  One State Farm Plaza
  Bloomington, Illinois 61710
AmSouth Bancorporation......................................    3,250,148 shares(2)      9.7%
  AmSouth Sonat Tower
  Birmingham, Alabama 35203
AMVESCAP PLC................................................    2,460,900 shares(3)      7.3%
  11 Devonshire Square
  London EC2M 4YR
  England
Gerald Ratner, as Attorney and Agent........................    2,402,517 shares(4)      7.1%
  222 North LaSalle Street
  Chicago, Illinois 60601

---------------

(1) Based on information contained in the Schedule 13G, dated January 22, 1998, filed with the Securities and Exchange Commission. The total includes 2,791,200 shares over which State Farm Mutual Automobile Insurance Company holds sole voting and dispositive power, 399,800 shares over which State Farm Investment Management Corp. holds sole voting and dispositive power, and 486,400 shares over which State Farm Employees Savings and Thrift Plan holds sole voting and dispositive power. State Farm Mutual Automobile Insurance Company and each of the various affiliated entities listed on Exhibit A to the Schedule 13G expressly disclaim "beneficial ownership" as to all shares as to which such entity has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group."
(2) Based on information contained in a Schedule 13G, dated February 13, 1998, filed with the Securities and Exchange Commission. The total consists exclusively of shares of Common Stock held by estates and trusts of which AmSouth Bank, a subsidiary of AmSouth Bancorporation, is a fiduciary. No single one of these estates or trusts holds as much as 5% of the Common Stock of the Company. As reported in the Schedule 13G, AmSouth Bank has shared voting power with respect to 3,237,348 shares and shared dispositive power with respect to 2,782,433 shares.
(3) Based on information contained in a Schedule 13G, dated February 9, 1998, filed with the Securities and Exchange Commission. AMVESCAP PLC has shared voting and dispositive power with respect to such shares with its subsidiaries AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., and INVESCO North American Holdings, Inc., each of which is a holding company, and INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management and Research, Inc. and INVESCO Realty Advisors, Inc., each of which is a registered investment adviser under the Investment Advisers Act of 1940. AMVESCAP PLC and each of the foregoing affiliated entities expressly disclaim "beneficial ownership" of the securities covered by the Schedule 13G.
(4) The Company has been advised by Gerald Ratner that Lester Crown, members of his family, and certain partnerships and trusts associated with the Crown family are the beneficial owners of 2,402,517 shares of the Common Stock of the Company. Such persons, including Mr. Crown, disclaim that they act as a group for purposes of Section 13 of the Securities Exchange Act of 1934 or otherwise and disclaim that any one of such persons is the beneficial owner of shares owned by any other such person.

                        SECURITY HOLDINGS OF MANAGEMENT

     The following table sets forth information, unless otherwise indicated, as of March 1, 1998, regarding Common Stock and stock-based holdings of the directors, the chief executive officer and the four other most highly compensated executive officers which are based on the Common Stock of the Company. The "Stock" column shows beneficial ownership, direct and indirect, and the "Total" column shows all stock-based holdings, including those in the "Stock" column. The value of their total holdings will increase or decrease with changes in the price of the Company's Common Stock.

                 COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS(1)

NAME                                                          STOCK(2)     TOTAL(3)
----                                                          --------     --------
Marion H. Antonini..........................................    4,315       27,569
Guy M. Badgett, III.........................................   15,120       21,752
Peter J. Clemens, III.......................................   47,483       57,168
Livio D. DeSimone...........................................    1,115       15,054
John K. Greene..............................................   24,141(4)    27,894(4)
John A. Heilala.............................................   18,567       24,834
Donald M. James.............................................   29,758       37,933
Daniel J. Leemon............................................   22,224       29,882
Douglas J. McGregor.........................................      515(5)     8,676(5)
Ann D. McLaughlin...........................................    1,059        8,993
James V. Napier.............................................    1,115        3,874
Donald B. Rice..............................................      715(6)     3,143(6)
Herbert A. Sklenar..........................................  218,183      226,307
Orin R. Smith...............................................    1,115       13,521
All Directors and Executive Officers as a group (24
  persons)..................................................  494,423(7)   662,757

---------------

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of March 1, 1998, that such person or group has the right to acquire within sixty days after such date, or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing beneficial ownership and the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within sixty days after such date are shares for which such person has beneficial ownership and are deemed to be outstanding for purposes of computing the percentage for such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person. None of the directors or executive officers listed in the table individually own in excess of 1% of the outstanding Common Stock of the Company.
(2) With respect to employees of the Company, includes shares held under the Company's Thrift Plan for Salaried Employees on March 1, 1998, to the extent the beneficial ownership was vested in the persons listed. Also includes shares beneficially owned by spouses of persons listed and other relatives living in their households, whether or not interest in such shares is disclaimed by the person listed. With respect to nonemployee directors, includes restricted shares awarded under the Company's Restricted Stock Plan for Nonemployee Directors.
(3) With respect to the holdings of nonemployee directors, includes stock equivalents as to which there are no voting rights and which will be paid totally in cash under the Deferred Compensation Plan for Directors Who Are Not Employees of the Company and deferred stock units held in an account for each nonemployee director pursuant to the Company's Deferred Stock Plan for Nonemployee Directors and Restricted Stock Plan for Nonemployee Directors (each of which is more fully described beginning at page 10 hereof). With respect to executive officers, these totals include shares awarded but not yet earned under the 1991 Long-Range Performance Share Plan (which is more fully described at Note 3 to the Summary Compensation Table on page 15) which carry no voting or dividend rights. Also includes stock equivalents as to which there are no voting rights and which will be paid totally in cash under the Company's Unfunded Supplemental Benefit Plan for Salaried Employees.

(4) Includes 4,400 shares of the Common Stock of the Company held by John K. Greene and a bank, as trustees under a trust created by Mr. Greene's mother. Mr. Greene is an income beneficiary of this trust and has a special power of appointment over the trust assets. Also includes a total of 3,200 shares which are held in three trusts of which Mr. Greene and another individual are co-trustees.
(5) Two hundred of these shares are held in a trust of which Mr. McGregor is the trustee.
(6) Four hundred of these shares are held in a retirement trust of which Dr. Rice is the trustee and full beneficiary.
(7) The Common Stock holdings of all directors and executive officers as a group represents 1.5% of the outstanding Common Stock of the Company.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for Mr. James, Mr. Sklenar and the four other executive officers of the Company who were the most highly compensated for the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                                                      -----------------------
                                                                       OPTIONS
                                                ANNUAL COMPENSATION   GRANTED(2)
                                                -------------------    (NUMBER        LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR    SALARY    BONUS(1)   OF SHARES)   PAYOUTS(3)   COMPENSATION(4)
---------------------------              ----   --------   --------   ----------   ----------   ---------------
Donald M. James........................  1997   $550,008   $505,803     60,000     $  163,438       $27,711
  Chairman and                           1996    378,402    360,000     50,000         56,108         7,951
  Chief Executive Officer                1995    225,218    150,000                    28,792         3,517
Herbert A. Sklenar(5)..................  1997    285,002    564,426     30,000      1,917,534(6)     62,449
  Chairman Emeritus                      1996    650,840    700,000     60,000        301,521        46,034
                                         1995    600,034    500,000                   203,072        36,001
Peter J. Clemens, III..................  1997    306,668    253,500     14,725        210,901        28,727
  Executive Vice President, Finance      1996    273,658    215,000     15,525         90,100        17,466
  & Administration & Treasurer           1995    255,034    163,000                    61,099        15,341
Daniel J. Leemon.......................  1997    231,338    192,000      7,550        226,793        21,531
  President,                             1996    221,510    151,000      7,400         80,655        11,882
  Midsouth Division                      1995    216,684    125,000                    55,897         9,800
Guy M. Badgett, III....................  1997    220,337    180,000      7,550        107,146        20,283
  Chairman, Southern Division;           1996    194,510    147,000      7,400         31,051        12,420
  President, Southeast Division          1995    179,200    116,000                    22,291        10,448
John A. Heilala........................  1997    222,100    127,000      8,100        107,146        20,783
  President, Chloralkali                 1996    204,400    147,000      8,300         46,832        13,376
  Business Unit                          1995    183,667    130,000                    33,035         7,859

---------------

(1) Consists of payments made under the Company's Management Incentive Plan ("MIP"). If a Change in Control (see the definition of "Change in Control" on page 26) occurs in a given year, awards already determined by the Compensation Committee for that year will be paid. If the Change in Control occurs after the end of a given year, and the Compensation Committee has not determined an award, participants will be entitled to the entire "target award" (as defined in the MIP). Participants will receive pro rata portions of their target awards if the Change in Control occurs before the end of the given year.
(2) See Option Grant Table on page 17 for more detail concerning the option grants.
(3) Represents the dollar value of performance shares paid under the Company's 1981 Long-Range Performance Share Plan (the "1981 Plan") and the 1991 Long-Range Performance Share Plan (the "1991 Plan"). Payment of performance share awards is subject to conditions for payment which are set by the Compensation Committee. The Compensation Committee determined that payment with respect to one-half of the award will be based on a comparison of the Company's growth in earnings per share during the award period with the growth in earnings per share of a group of comparison companies which was selected by the Compensation Committee at the time awards were made. Payment with respect to the other one-half of the award will be based on a comparison of the Company's return on investment performance with the return on investment performance of the companies constituting the comparison group. Payments under the 1991 Plan will be made only if the Company's performance in growth in earnings per share or in return on investment places it in at least the 50th percentile in a ranking of companies in the comparison group. However, regardless of the Company's ranking in the comparison group, no payment with respect to the earnings per share half of the award is made if the Company's average earnings per share during the award period is less than the Company's average earnings per share during the five years ended December 31, 1997. Likewise, no payment with respect to the return on investment half of the award is made if the Company's average pretax return on investment is less than the average three-month U.S. Treasury Bill rate during the award period.

    The Company's performance with respect to earnings per share or return on investment must place it at the 50th percentile in the comparison group in order to earn 50% of the half of the award allocated to such criterion. The Company's performance with respect to earnings per share or return on investment must place it at the 75th percentile in the comparison group in order to earn 100% of the half of the award allocated to such criterion. The Company's performance with respect to earnings per share or return on investment must place it in the 100th percentile in the comparison group in order to earn 150% of the half of the award allocated to such criterion. Pro rata payments of all outstanding awards will be made if, within two years of a Change in Control (see the definition of "Change in Control" on page 26), a participant is terminated under the circumstances described in the 1991 Plan.

    Until 1996, payments made pursuant to the 1991 Plan were made partially in cash and partially in the Company's Common Stock. The cash portion of the payments was determined based on the average of the daily closing prices of the Company's Common Stock for the 20 trading days ending on the fifth trading day before the date set for payment by the Compensation Committee. The value of the portion of the payments made in the Company's Common Stock is based on the average of the high and low trading prices of the stock on the date of payment. Payments made in 1996 and thereafter will be made entirely in Common Stock.
(4) These amounts consist of Company contributions made on behalf of the named employee to the Company's Thrift Plan for Salaried Employees (the "Thrift Plan") and to the Company's Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan"). Under the Supplemental Plan, participating employees whose Company-matching contributions to the Thrift Plan have been reduced as a result of the limitations imposed by Sections 401 and 415 of the Internal Revenue Code are provided with a benefit that is essentially equal to the benefit those employees would have received in the absence of such limitations. The Compensation Committee designates the participants under the Supplemental Plan. The following amounts were contributed pursuant to the Thrift Plan during 1997: Mr. James $5,900, Mr. Sklenar $6,400, Mr. Clemens $9,100, Mr. Leemon $9,100, Mr. Badgett $9,100 and Mr. Heilala $9,100. The following amounts were accrued pursuant to the Supplemental Plan during 1997: Mr. James $21,811, Mr. Sklenar $56,049, Mr. Clemens $19,627, Mr. Leemon $12,431, Mr. Badgett $11,183 and Mr. Heilala $11,683.
(5) Mr. Sklenar served as Chairman and Chief Executive Officer of the Company until February 1997 and as Chairman of the Board until May 1997.
(6) Reflects the payment of all outstanding awards in connection with Mr. Sklenar's retirement.

     An executive officer of the Company not named in the table above serves as the chief executive officer of three companies in which the Company has a 51%, 50%, and 49% interest, respectively. Each of the companies reimburses the Company for a portion of the executive officer's salary and bonus. In 1997, the total amount of this reimbursement was $150,000.

                             OPTION GRANTS IN 1997

     The following table sets forth each grant of stock options during 1997 to Mr. James and the other named executive officers:

                                             NUMBER OF
                                             SECURITIES
                                             UNDERLYING   % OF TOTAL                              GRANT DATE
                                              OPTIONS       SHARES     EXERCISE OR   EXPIRATION     PRESENT
NAME                                         GRANTED(1)    GRANTED     BASE PRICE       DATE      VALUE($)(2)
----                                         ----------   ----------   -----------   ----------   -----------
D. M. James................................    60,000       14.70        $63.94       2/14/07      $753,714
H. A. Sklenar..............................    30,000        7.35         63.94       2/14/07       376,857
P. J. Clemens, III.........................    14,725        3.61         63.94       2/14/07       184,974
D. J. Leemon...............................     7,550        1.85         63.94       2/14/07        94,842
G. M. Badgett, III.........................     7,550        1.85         63.94       2/14/07        94,842
J. A. Heilala..............................     8,100        1.99         63.94       2/14/07       101,751

---------------

(1) Reflects nonqualified options granted pursuant to the Company's 1996 Long-Term Incentive Plan. The option exercise price of all options granted equals the fair market value of the shares of Common Stock of the Company on the date of grant. The options are subject to vesting in 20% increments over a five-year period, unless accelerated upon the optionee's death, disability or retirement or upon a change in control of the Company.
(2) Pursuant to the rules of the Securities and Exchange Commission, the Company has elected to provide a grant date present value for these option grants determined by the Black-Scholes pricing model. The assumptions utilized in this model include: an expected volatility of 14.5% (derived by using daily stock prices for the historical period of six years preceding the grant date), a dividend yield of 2.8%, an interest rate of 6.1% (the interpolated rate on a U.S. Treasury note with a maturity date of six years from the grant date), and an expected time of exercise of six years from grant date. The Company does not believe that the values estimated by the Black-Scholes model, or any other model, will necessarily be indicative of the values to be realized by an executive.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth for each of Mr. James and the other named executive officers the number and dollar value of unexercised options outstanding at December 31, 1997. No stock options were exercised by the executive officers named below during 1997.

                                                 NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS AT
                                                  AT FISCAL YEAR-END                    FISCAL YEAR END
                                           ---------------------------------   ---------------------------------
NAME                                       EXERCISABLE(1)   UNEXERCISABLE(2)   EXERCISABLE(1)   UNEXERCISABLE(2)
----                                       --------------   ----------------   --------------   ----------------
D. M. James..............................      10,000           100,000          $  455,338        $4,110,580
H. A. Sklenar............................      90,000               -0-           3,876,642               -0-
P. J. Clemens, III.......................       3,105            27,145             140,803         1,125,026
D. J. Leemon.............................       1,480            13,470              67,390           557,621
G. M. Badgett, III.......................       1,480            13,470              67,390           557,621
J. A. Heilala............................       1,660            14,740              75,586           611,390

---------------

(1) The number of securities underlying unexercised options consists of presently exercisable nonqualified stock options granted under the Company's 1996 Long-Term Incentive Plan. The value of unexercised in-the-money options represents the difference between the fair market value of the shares subject to unexercised options as of December 31, 1997 and the option exercise price of the shares. A fair market value of $102.0938 per share is used and is based upon the high/low average price of the Common Stock on the New York Stock Exchange on December 31, 1997, the final trading day of 1997. The actual value, if any, a person may realize as a result of such options will depend on the excess of the stock price over the exercise price on the date the option is exercised. The ultimate value of an option is dependent on the market value of the Common Stock at a future date, which will depend to a large degree on the efforts of the executive officers named above to bring future success to the Company for the benefit of all shareholders.
(2) Consists of presently unexercisable nonqualified stock options granted under the Company's 1996 Long-Term Incentive Plan. The value of the unexercisable in-the-money options represents the difference between the fair market value of the shares subject to the options as of December 31, 1997, and the option exercise price of the shares. A fair market value of $102.0938 per share is used and is based upon the high/low average price of the Common Stock on the New York Stock Exchange on December 31, 1997, the final trading day of 1997. The actual value, if any, a person may realize as a result of such options will depend on the excess of the stock price over the exercise price on the date the option is exercised. The ultimate value of an option is dependent on the market value of the Common Stock at a future date, which will depend to a large degree on the efforts of the executive officers named above to bring future success to the Company for the benefit of all shareholders.

                      REPORT OF THE COMPENSATION COMMITTEE

     Under the supervision of the Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of nonemployee directors, the Company has developed and implemented performance-based compensation policies and plans that are intended to enhance the profitability of the Company and shareholder value by aligning closely the financial interests of the Company's senior managers with those of its shareholders. The objective of the Company is to provide a competitive compensation program that reflects both Company and individual performance. The Committee believes that the senior management of the Company is dedicated to achieving superior financial performance and that the performance-based compensation policies and plans the Committee has implemented contribute to achieving this management focus. Compensation for senior management, including the Chief Executive Officer, consists of base salary and annual and long-term incentive compensation. The annual and long-term incentive compensation is directly related to the Company's performance as measured by specific financial factors.

     The Committee sets base salaries, determines the amounts payable under the Management Incentive Plan, makes awards under the 1996 Long-Term Incentive Plan (the "1996 Plan") and authorizes payments under the predecessor 1991 Long-Range Performance Share Plan (the "1991 Plan") for all officers of the Company, division presidents and Chemicals Group business unit presidents (the "Senior Executives"). This group includes Donald M. James, Chairman of the Board and Chief Executive Officer and Herbert A. Sklenar who ceased to be the Chief Executive Officer in February, 1997, and retired as Chairman of the Board in May, 1997, and each of the other four executive officers named in the Summary Compensation Table. In addition, the Committee determines the total amount payable to all other eligible employees under the Management Incentive Plan, makes awards under the 1996 Plan and authorizes payments under the 1991 Plan to all other eligible employees.

     Base Salary. The base salary of each Senior Executive (other than the Chief Executive Officer) is established annually by the Committee based on the recommendation of the Chief Executive Officer and is set independently from the other elements of the compensation package. The recommendations of the Chief Executive Officer are developed by a process which begins with the establishment of a competitive market salary rate for each Senior Executive position. The competitive market salary rate is based on a study conducted by the Company's human resources staff of salaries paid to executives in comparable positions at companies of comparable size to the Company. In order to set these market rates, the Company's human resources staff relies on data from general industry surveys. The companies in the Wilshire Materials and Services Index, the performance of which is charted in the Shareholder Return Performance Presentation, overlap to some extent with the companies in the surveys. The competitive market rates are generally targeted to the medians of the salaries identified in the surveys. The competitive market rate for each Senior Executive is then reviewed by the Chief Executive Officer and individual salaries are proposed to the Committee based on the established rate and the results of individual performance evaluations that take into account, among other factors, the achievement of individual, group and company-wide performance goals. The resulting recommendations are then presented to the Committee, along with data supporting the recommendations. The Committee typically follows the recommendations of the Chief Executive Officer in setting the salaries of the Senior Executives (other than the Chief Executive Officer). The 1996 base salaries of the Senior Executives were increased in 1997 to reflect increases in competitive market rates and the performance of the Senior Executives. The average of the salaries paid to the Senior Executives in 1997 was slightly below the median of the competitive market rates.

     In establishing the Chief Executive Officer's salary, the Committee also reviews the competitive market rate for his position, its assessment of his performance and the Company's performance. Neither Mr. James nor Mr. Sklenar participated in setting his own salary. In February, 1997, the Committee increased Mr. James salary upon his election as Chief Executive Officer due to his increased responsibility. The Committee increased Mr. Sklenar's salary based on its consideration of his performance with respect to a number of factors, including significant improvement in the Company's financial performance.

     Management Incentive Plan. The purpose of the Management Incentive Plan is to promote the profitability of the Company by providing incentive and reward for those employees who lead the Company's efforts to improve the operating progress and earnings of the Company. Annual incentive awards under the Company's Management Incentive Plan are tied directly to the Company's performance and that of individual profit centers as measured by specific financial performance factors approved by the Committee. After the end of each fiscal year and completion of the audit of the Company's financial statements for that year, the Committee establishes the amount to be added to the Management Incentive Plan fund, which amount, in accordance with the terms of the Management Incentive Plan, cannot exceed 12 1/2% of consolidated net earnings in excess of an amount equal to 6% of net capital for such year. The amount added to the fund is usually well below the maximum allowable.

     The Committee sets the target bonus for each Senior Executive; it is equivalent to a specified percentage of each Senior Executive's base salary. Generally, this percentage becomes greater as the level of the Senior Executive's responsibility increases. The amount of any award to an individual under the Management Incentive Plan may be lower or higher than the individual's target bonus depending on the overall corporate or profit center or group performance and the individual's personal performance.

     During 1996, the Committee adopted Economic Profit ("EP") as the primary financial performance measure upon which awards under the Management Incentive Plan will be based. It is the view of the Committee and management that improvement in EP is closely correlated with an increase in shareholder wealth. EP is derived by subtracting a capital charge from the Company's net operating profit after taxes. EP performance for 1997 was compared to a targeted performance level. Bonuses under the Management Incentive Plan are increased or decreased proportionately in relation to the success (or failure) of the Senior Executive in achieving EP objectives. In order to implement the EP-based incentive plan, the Committee adopted for 1996 and 1997 a transitional minimum payment arrangement under which bonus payments will not be less than they would have been under the financial performance factors used by the Committee in prior years.

     Also in 1996, the Committee determined that individual deferred bonus accounts should be utilized in the administration of the Management Incentive Plan. Such deferred bonus accounts are designed to enhance the motivational value of the Management Incentive Plan by providing Management Incentive Plan participants an equity-like stake in the future performance of the Company. Each year the deferred bonus account will be credited or debited to reflect EP and individual performance, and one-half of the resulting account balance will be paid to the participant. The remaining account balance will be carried forward for use in determining payments in subsequent years.

     In establishing the 1997 Management Incentive Plan awards, the Committee reviewed with the Chief Executive Officer (Mr. James) management's recommendations concerning the bonuses to be awarded and the target bonuses established for each position. These recommendations did not include any recommendations with respect to Mr. James or Mr. Sklenar.

     The Management Incentive Plan payment to Mr. James with respect to 1997 was determined as described above. In addition, the Committee independently evaluated Mr. James' performance in his role as Chief Executive Officer which commenced in February 1997. The Committee took note of the Company's record sales and earnings per share in 1997. Sales were up 7% and earnings per share were up 14%. He has also provided leadership in evaluating growth opportunities and enhancing shareholder relations. The Committee also reviewed the total return to the Company's shareholders in 1997 of 71.77% compared to the S&P 500 total return of 33.25%. Based on 1997 performance, Mr. James' payment under the Management Incentive Plan was 92% of his base salary or 154% of the target bonus established for him under the Management Incentive Plan.

     Under the terms of the Management Incentive Plan, Mr. Sklenar was eligible to receive a bonus payment prorated for the period of time he was an employee of the Company during 1997. Mr. Sklenar's payment under the Management Incentive Plan was 48% of his annualized base salary. Further he received payment of the "at risk" portion of the balance in his deferred bonus account which was 33% of his annualized base salary.

     Long-Term Incentives. Long-term incentives are provided under the 1991 Plan and the 1996 Plan (collectively, the "Plans"). The purpose of the Plans is to further the long-term growth in profitability of the Company by offering long-term incentives to those executives who will be largely responsible for such growth. The last award under the 1991 Plan was granted in 1995. No future awards will be made under the 1991 Plan.

     At the Annual Meeting in May 1996, the shareholders approved the adoption of the 1996 Plan. The 1996 Plan authorizes the granting of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based incentives which may be adopted by the Committee. In 1997, long-term incentive awards were made exclusively in the form of nonqualified stock options. The value of such stock option awards to the Senior Executives was determined based on a percentage of the base salary market rate for each Senior Executive. Generally, this percentage increases as the level of the Senior Executive's responsibility increases.

     The nonqualified stock options granted in 1997, have a ten-year term and vest in equal amounts over a five-year period, unless accelerated due to the retirement, death or disability of the optionee. The exercise price of the stock options is equal to the market price of the Common Stock on the date of the grant and, therefore, will have value only if the Company's stock price increases, resulting in a commensurate benefit for the Company's shareholders.

     Awards of performance shares under the 1991 Plan were made annually through 1995 by the Committee and have a maturity period of five years (except for awards for shorter periods made to executives who are within five years of retirement). One performance share corresponds to one share of Common Stock, but carries no voting or dividend rights. The Committee established conditions for payment and selected a group of companies to which the Company's performance would be compared over the five-year award period. As determined by the Committee, payment with respect to one-half of each performance share award is based on comparison of the Company's growth in earnings per share during the award period with the growth in earnings per share of the comparison companies. Payment with respect to the other one-half of the award is based on a comparison of the Company's return on investment performance with the return on investment performance of the comparison companies. The companies in the Wilshire Materials and Services Index, which was used in the Shareholder Return Performance Presentation, overlap to some extent with the companies in the comparison group. In setting the number of shares to be awarded to each Senior Executive, the Committee used a formulistic approach. The value of the performance shares awarded generally was equal to a percentage of the sum of the market rate salary and the target bonus for each Senior Executive. Generally, this percentage increases as the level of the Senior Executive's responsibility increases.

     In May 1997, the Committee determined that conditions established with respect to performance shares awarded in 1992 had been met to the extent that 97.9% of the awards made in that year were earned and paid. The Company's performance with respect to the five-year award period placed it at the 83rd percentile in return on investment, and at the 65th percentile in growth in earnings per share with respect to a comparison group of companies. The Company's average earnings during the five-year award period were up 26.8% over the average earnings in the five years preceding the award period. The performance share payment made to

Mr. James and Mr. Sklenar in 1997 was the same percentage that was paid to all other participants in the 1991 Plan.

     Compliance with Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m), enacted in 1993, prohibits a public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its other highest paid executive officers. To date, none of the executives named in the Summary Compensation Table, with the exception of Mr. James and Mr. Sklenar, has received annual compensation exceeding $1 million.

     Internal Revenue Service regulations exempt certain "qualified performance-based compensation" from the application of the Section 162(m) limitation. It is the Committee's understanding that awards and payments made pursuant to the 1991 Plan and the options granted under the 1996 Plan should qualify under the regulations as "performance-based" compensation. The Management Incentive Plan has been approved by the shareholders and satisfies several, but not all, of the criteria necessary to be deemed "qualified performance-based compensation." The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                                          Compensation Committee

                                          O. R. Smith, Chairman
                                          M. H. Antonini
                                          L. D. DeSimone
                                          D. J. McGregor
                                          J. V. Napier

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph and table compare the performance of the Company's Common Stock to that of the Standard & Poor's 500 Stock Index ("S&P 500") and the Wilshire Materials and Services Index ("Wilshire M&S") for the period commencing December 31, 1992, and ending on December 31, 1997. All of these indices have been calculated by Wilshire Associates, Incorporated. The Wilshire M&S Index is a market capitalization weighted index containing the public equities of firms in the Materials and Services sector as defined by Wilshire Associates, Incorporated. The Materials and Services sector includes the Company and approximately 1,600 other corporations, some of which are in the mining and chemicals industries. The Index is one of nine sectors that make up the Wilshire 5000. The graph assumes that the index value of the investment in the Company's Common Stock and each index was 100 on December 31, 1992, and that all dividends have been reinvested.

                   COMPARATIVE TOTAL RETURNS TO SHAREHOLDERS

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)           VULCAN (VMC)       S&P 500 INDEX      WILSHIRE M&S
1992                                              100                100                100
1993                                              100                110                111
1994                                              111                111                109
1995                                              129                153                137
1996                                              141                188                156
1997                                              242                251                180

                             RETIREMENT INCOME PLAN

     The Retirement Income Plan for Salaried Employees of Vulcan Materials Company (the "Retirement Plan") provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers. Under the Retirement Plan, normal retirement benefits are paid commencing at age 65 (or later actual retirement) based on the participant's years of benefit service under the Retirement Plan and the average of the highest 36 consecutive months of eligible earnings. Eligible earnings under the Retirement Plan include an employee's salary and any awards under the Company's Management Incentive Plan, as described in the "Salary" and "Bonus" columns of the Summary Compensation Table. The benefit amounts are subject to deductions equal to 1.34% of a participant's monthly primary social security benefit for each year of benefit service, up to a maximum of 50% of the primary social security benefit. There were no contributions by the Company to the Retirement Plan in 1997 due to the full funding limitations imposed by federal law.

     Under Section 415 of the Internal Revenue Code, the maximum benefit allowable under the Retirement Plan for an employee retiring at age 65 in 1997 is $125,000, an amount which may change each year in accordance with a determination made by the Internal Revenue Service. In addition, Section 401 of the Internal Revenue Code limits the amount of an employee's compensation which may be taken into account under the Retirement Plan to $160,000, an amount which also is subject to change each year in accordance with a similar determination. Therefore, the Company has an Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan") which enables the Company to pay to any person designated by the Compensation Committee whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Internal Revenue Code an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations.

     The Supplemental Plan is unfunded and amounts due the employees covered thereby are general obligations of the Company; however, the Supplemental Plan contains provisions which allow for the creation of a trust to help ensure the payment of benefits under the Supplemental Plan.

     The Supplemental Plan provides for the vesting of excess retirement benefits in the same manner that benefits vest under the Retirement Plan, which is after five years. In addition, the Supplemental Plan provides for an acceleration of the payment of excess retirement benefits in connection with a Change in Control of the Company (see the definition of "Change in Control" on page 26 below) if, simultaneously with or subsequent to the Change in Control, the participant's employment is terminated, the Supplemental Plan is terminated or the Company's capital structure is changed materially.

     Assuming continuance of the Retirement Plan and the Supplemental Plan in their present form, annual benefits payable to participating employees (including executive officers) following retirement, in specific salary classifications and with the continuous years of benefit service indicated, are shown in the table below. Each amount in the table is based on the benefit applicable on December 31, 1997, to an employee retiring at age 65 payable in the form of a single life annuity and is subject to the above-described deduction for the primary social security benefit.

REMUNERATION                                  15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS    40 YEARS
------------                                 ----------   ---------   ---------   ---------   ---------   ---------
$ 100,000..................................      25,200     33,600      40,650      47,700      54,750      58,000
  150,000..................................      37,800     50,400      60,975      71,550      82,125      87,000
  200,000..................................      50,400     67,200      81,300      95,400     109,500     116,000
  250,000..................................      63,000     84,000     101,625     119,250     136,875     145,000
  300,000..................................      75,600    100,800     121,950     143,100     164,250     174,000
  350,000..................................      88,200    117,600     142,275     166,950     191,625     203,000
  400,000..................................     100,800    134,400     162,600     190,800     219,000     232,000
  500,000..................................     126,000    168,000     203,250     238,500     273,750     290,000
  600,000..................................     151,200    201,600     243,900     286,200     328,500     348,000
  700,000..................................     176,400    235,200     284,550     333,900     383,250     406,000
  800,000..................................     201,600    268,800     325,200     381,600     438,000     464,000
  900,000..................................     226,800    302,400     365,850     429,300     492,750     522,000
1,000,000..................................     252,000    336,000     406,500     477,000     547,500     580,000

     The benefit service accruals used to determine benefits under the Retirement Plan as of December 31, 1997, for Mr. James, Mr. Sklenar and the four other executive officers named in the Summary Compensation Table are shown below.

                                                                 YEARS OF
                                                              BENEFIT SERVICE
NAME                                                          AS OF 12/31/97
----                                                          ---------------
Donald M. James.............................................         5 0/12
Herbert A. Sklenar..........................................        24 11/12(1)
Peter J. Clemens, III.......................................        20 5/12
Daniel J. Leemon............................................        16 5/12
Guy M. Badgett, III.........................................        27 1/12
John A. Heilala.............................................        17 10/12

---------------

(1) Mr. Sklenar retired effective June 1, 1997 and benefit service reflects that date.

                        EMPLOYEE SPECIAL SEVERANCE PLAN

     The Company's Employee Special Severance Plan (the "Special Severance Plan") became effective in 1990, following adoption by the Board of Directors. The Special Severance Plan covers all full-time salaried employees, including the executive officers named in the Summary Compensation Table, and is designed to reassure participants in the event of a Change in Control (as defined below) of the Company, so that they can continue to focus their time and energy on business-related concerns rather than personal concerns. A Change in Control is defined as (1) the acquisition by any person, entity or group of 25% or more of the outstanding shares of Company stock or the combined voting power of the Company's outstanding voting securities, unless a majority of the continuing directors determines that this acquisition does not constitute a Change in Control; (2) the continuing directors cease to constitute a majority of the Board of Directors; (3) approval by the Board of Directors of (a) a merger, consolidation or reorganization of the Company, after which either (i) the continuing directors do not constitute a majority of the directors of the surviving corporation, or (ii) any person, entity or group controls more than 25% of the combined voting power, (b) any sale, lease or other transfer of all or substantially all of the Company's assets, or (c) any plan or proposal for the Company's dissolution or liquidation, unless a majority of the continuing directors determine that such merger, consolidation, reorganization, sale, lease, other transfer, liquidation or dissolution shall not be deemed a Change in Control for purposes of the Special Severance Plan. A participant is entitled to benefits under the

Special Severance Plan if, within two years after a Change in Control, the participant's employment is terminated without substantial cause ("Substantial Cause") or is voluntarily terminated by the participant for good reason ("Good Reason"). Substantial Cause is defined as: (1) the participant's willful and continued failure to substantially perform his duties after receiving a written demand for substantial performance; (2) the participant's willful engaging in an act of gross misconduct which is demonstrably injurious to the Company; or (3) the participant's commission of an act of fraud intended to result in substantial personal enrichment. Good Reason is defined as: (1) the assignment to the participant of duties that are materially inconsistent with his position or a change in the participant's title or office without his consent; (2) a reduction in the participant's salary or the Company's failure to increase the participant's salary by a specified percentage and by a specified date; (3) a change in the participant's principal work location to a location more than 50 miles from his current principal work location; (4) the Company's failure to maintain any benefit or compensation plan (collectively, "Plans") in which the participant was participating, a reduction of the participant's benefits under the Plans, or the failure to provide the participant the number of vacation days to which he is entitled; (5) the Company's failure to pay the participant any compensation within seven days of its due date; (6) the Company's failure to require any successor to the Company to assume the obligations pursuant to the Special Severance Plan; or (7) the Company's termination of the participant in a manner inconsistent with the Special Severance Plan.

     Benefits under the Special Severance Plan include a lump-sum payment upon termination which, in the case of executives of the Company whose compensation is determined by the Compensation Committee of the Board of Directors, would be equal to two years' base salary. The lump-sum payments made to other participants would be equal to two and one-half weeks' base salary times the participant's years of service, subject to a maximum of two years' base salary and a minimum ranging from one-fourth year's base salary to one year's base salary, depending upon the participant's position with the Company. (The Special Severance Plan also contains limitations on benefits which are designed to prevent the payments made under the Special Severance Plan, when added to payments which may be made to employees under other Company plans in the event of a Change in Control, from exceeding certain limits imposed by the Internal Revenue Code.) Benefits under the Special Severance Plan also include the maintenance by the Company of all life insurance, accidental death and dismemberment insurance and medical, dental and prescription drug plans in which the participant was entitled to participate for up to one year from a participant's termination.

     The Special Severance Plan is unfunded, but contains provisions which allow for the creation of a trust to help ensure the payment of benefits under the Special Severance Plan.

                         2. RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Review Committee, which is composed of directors who are not officers of the Company, the Board of Directors has appointed Deloitte & Touche LLP, a firm of independent certified public accountants, as independent auditors for the year 1998 and until their successors are chosen. The function of the independent auditors is to audit the accounts and records of the Company, to report on the consolidated balance sheet, the related statements of consolidated earnings, consolidated shareholders' equity and changes in consolidated financial position of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board of Directors. Although shareholder ratification is not required, the Board of Directors has determined that it would be desirable to request an expression from the shareholders as to whether or not they concur in this appointment. If a majority of the shares voting at the Annual Meeting fails to ratify the selection of Deloitte & Touche LLP as independent auditors, the Board of Directors will consider the selection of another independent certified public accounting firm.

     The firm of Deloitte & Touche LLP, or its predecessors, Deloitte Haskins & Sells and Haskins & Sells, has audited the Company's financial statements since 1956. A representative of that firm will be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY ITS INDEPENDENT AUDITORS.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Common Stock, is required to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of the Common Stock and reports of changes in beneficial ownership of the Common Stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 1997, and on the written representations made by such persons that no other reports were required, the Company believes that during the year ended December 31, 1997, all filing requirements applicable to its officers, directors and shareholders were complied with in a timely manner with the exception of a Form 4 filing that was not made in a timely manner by Mr. Peter J. Clemens, III, an officer of the Company.

                         SHAREHOLDER PROPOSALS FOR 1999

     To be eligible for inclusion in the Company's Proxy Statement and form of proxy for its 1998 annual meeting, a shareholder's proposal must be received by the Company at its principal office no later than November 29, 1998. Proposals should be addressed to William F. Denson, III, Secretary, P.O. Box 530187, Birmingham, Alabama 35253-0187.

                                          VULCAN MATERIALS COMPANY

                                          William F. Denson, III
                                          Secretary

One Metroplex Drive
Birmingham, Alabama 35209
March 30, 1998

                                   NOTICE OF

                                 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                               ANNUAL MEETING OF

                                  SHAREHOLDERS

                                  MAY 8, 1998

                            VULCAN MATERIALS COMPANY

                            VULCAN MATERIALS COMPANY

                       NOTICE TO THRIFT PLAN PARTICIPANTS
                         OF MATTERS TO BE ACTED UPON AT
                       THE ANNUAL MEETING OF SHAREHOLDERS

                         VOTING INSTRUCTION INFORMATION

     As a participant in the Company's Thrift Plan for Salaried Employees (the "Thrift Plan"), you have the right to direct the Trustee under the Thrift Plan as to how certain shares of the Company's Common Stock represented by moneys standing to your credit under the Thrift Plan as of March 20, 1998, should be voted at the Annual Meeting of Shareholders. The number of such shares is shown on the enclosed voting instruction card.

     The Annual Meeting will be held in the auditorium of the Protective Life Corporation Building, 2801 Highway 280 South, Birmingham, Alabama, on Friday, May 8, 1998, at 10:00 a.m., Central Daylight Time, for the following purposes:

          (1) To elect three (3) directors to serve for a term of three years until the Annual Meeting of the Shareholders in 2001 and one (1) director to serve a term of two years until the Annual Meeting of the Shareholders in 2000 and until their successors are duly elected and qualified.

          (2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for 1998.

          (3) To transact such other business as may properly come before the Annual Meeting.

     The Thrift Plan Administrative Committee hopes that every participant will take this opportunity to participate in the affairs of the Company by completing, signing and returning the enclosed instruction card, in the envelope provided, to The Northern Trust Company, the Trustee under the Thrift Plan. The directions of any participant will be kept in complete confidence by the Trustee. Common Stock of the Company with respect to which directions are not received by the Trustee prior to the Annual Meeting shall be voted by the Trustee in the same proportion as the shares for which instructions are received.

     Information of interest to participants in connection with the Annual Meeting is set forth in the enclosed Proxy Statement, which is being distributed to all shareholders of record.

     The Annual Report of your Company for 1997 also is enclosed.

                                          On behalf of the Thrift Plan
                                          Administrative Committee,

                                          J. Wayne Houston, Chairman

March 30, 1998

                                                                      APPENDIX A


          VULCAN MATERIALS COMPANY THRIFT PLAN FOR SALARIED EMPLOYEES
                       VOTING INSTRUCTIONS TO THE TRUSTEE

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

    The undersigned Thrift Plan participant hereby directs The Northern Trust Company of Chicago Illinois, Trustee under the Vulcan Materials Company Thrift Plan for Salaried Employees, to vote, in person or by proxy, the shares of stock represented by moneys standing to the credit of the undersigned as of March 29, 1998, and representing his/her own savings and Company contributions, upon all matters at the Company's Annual Meeting of Shareholders to be held on May 8, 1998, and at any adjournment or adjournments thereof, and without limiting the general direction hereby given, the Trustee is directed to vote with respect to the following matters described in the Voting Instruction Information and Proxy statement:

(1)  ELECTION OF DIRECTORS

     Nominees: John K. Greene, Douglas J. McGregor, Donald B. Rice and Orin R. Smith

     [ ] VOTE FOR all nominees listed above, except vote withheld from the following nominee(s) (if any):

--------------------------------------------------------------------------------

     [ ]  VOTE WITHHELD from all nominees.
                               (Continued, and to be signed on the reverse side)

                                                     (Continued from other side)

(2) To vote FOR [ ] AGAINST [ ] ABSTAIN [ ] Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the year 1998.

(3) To vote, in its discretion, upon such other matters as may properly come before the meeting.

IF NO INDICATION IS MADE WITH RESPECT TO THE FOREGOING MATTERS, THE SHARES TO WHICH THIS VOTING INSTRUCTION CARD RELATES WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS THE SHARES FOR WHICH INSTRUCTIONS ARE RECEIVED.

                                                --------------------------------
                                                Number of shares participant
                                                is entitled to instruct.

                                                Dated                     , 1998
                                                      --------------------


                                                --------------------------------
                                                          (Signature)

                    Please sign name exactly as printed immediately to the left.

                            VULCAN MATERIALS COMPANY

                   NOTICE TO CONSTRUCTION MATERIALS DIVISIONS
                           SAVINGS PLAN PARTICIPANTS
                         OF MATTERS TO BE ACTED UPON AT
                       THE ANNUAL MEETING OF SHAREHOLDERS

                         VOTING INSTRUCTION INFORMATION

     As a participant in the Company's Construction Materials Divisions Hourly Employees Savings Plan (the "Savings Plan"), you have the right to direct the Trustee under the Savings Plan as to how certain shares of the Company's Common Stock represented by moneys standing to your credit under the Savings Plan as of February 27, 1998, should be voted at the Annual Meeting of Shareholders. The number of such shares is shown on the enclosed voting instruction card.

     The Annual Meeting will be held in the auditorium of the Protective Life Corporation Building, 2801 Highway 280 South, Birmingham, Alabama, on Friday, May 8, 1998, at 10:00 a.m., Central Daylight Time, for the following purposes:

          (1) To elect three (3) directors to serve for a term of three years until the Annual Meeting of the Shareholders in 2001 and one (1) director to serve a term of two years until the Annual Meeting of the Shareholders in 2000 and until their successors are duly elected and qualified.

          (2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for 1998.

          (3) To transact such other business as may properly come before the Annual Meeting.

     The Savings Plan Administrative Committee hopes that every participant will take this opportunity to participate in the affairs of the Company by completing, signing and returning the enclosed instruction card, in the envelope provided, to The Northern Trust Company, the Trustee under the Savings Plan. The directions of any participant will be kept in complete confidence by the Trustee. Common Stock of the Company with respect to which directions are not received by the Trustee prior to the Annual Meeting shall be voted by the Trustee in the same proportion as the shares for which instructions are received.

     Information of interest to participants in connection with the Annual Meeting is set forth in the enclosed Proxy Statement, which is being distributed to all shareholders of record.

     The Annual Report of your Company for 1997 also is enclosed.

                                       On behalf of the Construction Materials
                                       Divisions Savings Plan Administrative
                                       Committee,

                                       J. Wayne Houston, Chairman
March 30, 1998

                                                                      APPENDIX B

                            VULCAN MATERIALS COMPANY
                        CONSTRUCTION MATERIALS DIVISION

      HOURLY EMPLOYEES SAVINGS PLAN -- VOTING INSTRUCTIONS TO THE TRUSTEE

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned Savings Plan participant hereby directs The Northern Trust Company of Chicago, Illinois, Trustee under the Vulcan Materials Company Construction Materials Divisions Hourly Employees Savings Plan, to vote, in person or by proxy, the shares of stock represented by moneys standing to the credit of the undersigned as of February 27, 1998, and representing his/her own savings and Company contributions, upon all matters at the Company's Annual Meeting of Shareholders to be held on May 8, 1998, and at any adjournment or adjournments thereof, and without limiting the general direction hereby given, the Trustee is directed to vote with respect to the following matters described in the Voting Instruction Information and Proxy Statement:

(1)  ELECTION OF DIRECTORS:

     Nominees: John K. Greene, Douglas J. McGregor, Donald B. Rice and Orin R. Smith.

     [ ] VOTE FOR all nominees listed above, except vote withheld from the following nominee(s)(if any):

--------------------------------------------------------------------------------

     [ ]  VOTE WITHHELD from all nominees.

                               (Continued, and to be signed on the reverse side)

                                                     (Continued from other side)

(2) To vote FOR [ ] AGAINST [ ] ABSTAIN [ ] Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the year 1998.

(3) To vote, in its discretion, upon such other matters as may properly come before the meeting.

IF NO INDICATION IS MADE WITH RESPECT TO THE FOREGOING MATTERS, THE SHARES TO WHICH THIS VOTING INSTRUCTION CARD RELATES WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS THE SHARES FOR WHICH INSTRUCTIONS ARE RECEIVED.

                                                --------------------------------
                                                Number of shares participant
                                                is entitled to instruct.

                                                Dated:                   1998
                                                       ----------------,


                                                --------------------------------
                                                          (Signature)

                                                     Please sign name exactly as
                                                printed immediately to the left.

                            VULCAN MATERIALS COMPANY

              NOTICE TO CHEMICALS GROUP SAVINGS PLAN PARTICIPANTS
                         OF MATTERS TO BE ACTED UPON AT
                       THE ANNUAL MEETING OF SHAREHOLDERS

                         VOTING INSTRUCTION INFORMATION

     As a participant in the Company's Chemicals Group Hourly Employees Savings Plan (the "Savings Plan"), you have the right to direct the Trustee under the Savings Plan as to how certain shares of the Company's Common Stock represented by moneys standing to your credit under the Savings Plan as of March 20, 1998, should be voted at the Annual Meeting of Shareholders. The number of such shares is shown on the enclosed voting instruction card.

     The Annual Meeting will be held in the auditorium of the Protective Life Corporation Building, 2801 Highway 280 South, Birmingham, Alabama, on Friday, May 8, 1998, at 10:00 a.m., Central Daylight Time, for the following purposes:

          (1) To elect three (3) directors to serve for a term of three years until the Annual Meeting of the Shareholders in 2001 and one (1) director to serve a term of two years until the Annual Meeting of the Shareholders in 2000 and until their successors are duly elected and qualified.

          (2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for 1998.

          (3) To transact such other business as may properly come before the Annual Meeting.

     The Savings Plan Administrative Committee hopes that every participant will take this opportunity to participate in the affairs of the Company by completing, signing and returning the enclosed instruction card, in the envelope provided, to The Northern Trust Company, the Trustee under the Savings Plan. The directions of any participant will be kept in complete confidence by the Trustee. Common Stock of the Company with respect to which directions are not received by the Trustee prior to the Annual Meeting shall be voted by the Trustee in the same proportion as the shares for which instructions are received.

     Information of interest to participants in connection with the Annual Meeting is set forth in the enclosed Proxy Statement, which is being distributed to all shareholders of record.

     The Annual Report of your Company for 1997 also is enclosed.

                                          On behalf of the Chemicals Group
                                          Savings Plan Administrative Committee,

                                          J. Wayne Houston, Chairman

March 30, 1998

                                                                      APPENDIX C

                    VULCAN MATERIALS COMPANY CHEMICALS GROUP
      HOURLY EMPLOYEES SAVINGS PLAN -- VOTING INSTRUCTIONS TO THE TRUSTEE

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned Savings Plan participant hereby directs The Northern Trust Company of Chicago, Illinois, Trustee under the Vulcan Materials Company Chemicals Group Hourly Employees Savings Plan, to vote, in person or by proxy, the shares of stock represented by moneys standing to the credit of the undersigned as of March 20, 1998, and representing his/her own savings and Company contributions, upon all matters at the Company's Annual meeting of Shareholders to be held on May 8, 1998, and at any adjournment or adjournments thereof, and without limiting the general direction hereby given, the Trustee is directed to vote with respect to the following matters described in the Voting Instruction Information and Proxy Statement:

(1) ELECTION OF DIRECTORS:
    Nominees: John K. Greene, Douglas J. McGregor, Donald B. Rice and Orin R. Smith.

    [ ] VOTE FOR all nominees listed above, except vote withheld from the following nominee(s) (if any):

--------------------------------------------------------------------------------

    [ ] VOTE WITHHELD from all nominees.

                               (Continued, and to be signed on the reverse side)

                                                     (Continued from other side)

(2) To vote FOR [ ] AGAINST [ ] ABSTAIN [ ] Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the year 1998.

(3) To vote, in its discretion, upon such other matters as may properly come before the meeting.

    IF NO INDICATION IS MADE WITH RESPECT TO THE FOREGOING MATTERS, THE SHARES TO WHICH THIS VOTING INSTRUCTION CARD RELATES WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS THE SHARES FOR WHICH INSTRUCTIONS ARE RECEIVED.

                                                 -------------------------------
                                                 Number of shares participant
                                                 is entitled to instruct.

                                                 Dated                     1998
                                                        ------------------,

                                                 -------------------------------
                                                           (Signature)

                                                     Please sign name exactly as
                                                printed immediately to the left.

                                                                      APPENDIX D


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                                                      VULCAN MATERIALS COMPANY
                                            ANNUAL MEETING OF SHAREHOLDERS MAY 8, 1998

                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                                    OF VULCAN MATERIALS COMPANY


PROXY


                            The undersigned hereby appoints LIVIO D. DeSIMONE, DONALD M. JAMES and ORIN R.
                            SMITH, and each of them, with full power of substitution, proxies to vote all shares of stock that the undersigned could vote if present at the 1998 Annual
                            Meeting of Shareholders to be held May 8, 1998, and at any adjournment or adjournments thereof, on all matters coming before said meeting as set forth on the opposite side of this card.

                            Election of Directors.
                            Nominees for Election as Director: John K. Greene, Douglas J. McGregor, Donald
                            B. Rice and Orin R. Smith


                            You are encouraged to specify your choices by marking the appropriate boxes
                            (SEE REVERSE SIDE), but you NEED NOT MARK any boxes if you wish to VOTE IN
                            ACCORDANCE with the Board of Director's recommendations. Please mark, sign, date, and return this Proxy promptly using the enclosed envelope.


                                                                                                                         -----------
                                                                                                                         SEE REVERSE
                                                                                                                                SIDE
                                                                                                                         -----------



------------------------------------------------------------------------------------------------------------------------------------

                                                       -FOLD AND DETACH HERE-

-----  Please mark your
  x    votes as in this
-----  example


              This proxy when properly executed will be voted in the manner directed herein. If no direction is given, this Proxy will be voted FOR all of the Board of Directors' nominees and FOR proposal 2.
------------------------------------------------------------------------------------------------------------------------------------
                           The Board of Directors recommends a vote FOR its nominees and FOR proposal 2.
------------------------------------------------------------------------------------------------------------------------------------

                   FOR                WITHHELD                                                            FOR     AGAINST    ABSTAIN

1. Election of    -----               --------                   2. Ratification of Deloitte & Touche             -------    -------
   Directors.                                                       LLP as independent auditors for
   (See reverse   -----               --------                      the year 1998.                                -------    -------


For, except vote withheld from the following nominee(s):

--------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



                                                         Please sign names(s) exactly as printed hereon. If shares are held jointly, each shareholder must sign. If signing as an attorney, administrator, executor, guardian, or trustee, please give full title as such.


                                                         ---------------------------------------------------------------------------


                                                         ---------------------------------------------------------------------------
                                                         SIGNATURE(S)                                                  DATE

------------------------------------------------------------------------------------------------------------------------------------
                                                       -FOLD AND DETACH HERE-



TO VULCAN MATERIALS COMPANY SHAREHOLDERS:

Attached above is your 1998 Vulcan Materials Company proxy card. Please read both sides of the card and mark, SIGN, and date it. Then detach and return it promptly, using the enclosed envelope. We urge you to vote your shares.

You are invited to attend the 1998 Annual Meeting of Shareholders on Friday, May 8, 1998 at 10:00 a.m., in the
auditorium of the Protective Life Corporation Building, 2801 Highway 280 South, Birmingham, Alabama.

Thank you in advance for voting on these important issues.



William F. Denson, III
Secretary


                                              DON'T FORGET TO SIGN AND DATE THIS PROXY
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